UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 14, 2005

INVITROGEN CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-25317	33-0373077
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1600 Faraday Avenue, Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

(760) 603-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The Agreement

On June 14, 2005, Invitrogen Corporation (the “Company”) entered into a Purchase Agreement (the “Agreement”) with UBS Securities LLC and Banc of America Securities LLC (the “Initial Purchasers”) for the purchase of $325 million of 3.25% Convertible Senior Notes due 2025 (the “Notes”). The Company also granted the Initial Purchasers an option to purchase up to an additional $25 million aggregate principal amount of the Notes to cover over-allotments. The Initial Purchasers exercised this option in full on June 15, 2005. The sale of the Notes closed on June 20, 2005. The Company sold the Notes to the Initial Purchasers under an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and the Initial Purchasers re-sold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Both the exemption under Section 4(2) of the Securities Act for the initial sale of the Notes and the Rule 144A exemption for their resale are available based upon the representations of the Initial Purchasers in the Agreement that, among other things, the Initial Purchasers would offer the Notes for resale solely to “Qualified Institutional Buyers,” as defined by Rule 144A, and in compliance with the other provisions of Rule 144A. The Company sold the Notes to the Initial Purchasers at a 2% discount from the initial $325 million, equivalent to $6.5 million. Including the exercise of the over-allotment option, the total size of the offering of the Notes is $350 million, and the net proceeds to Company of the offering after discounts and other expenses is approximately $343 million.

The Agreement contains customary representations and warranties and conditions to closing. The Agreement also contains customary indemnification and contribution provisions whereby the Company, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities. In addition, pursuant to the Agreement, the parties entered into a Registration Rights Agreement, pursuant to which the Company will register the Notes and the underlying shares of the Company’s common stock for resale on a shelf registration statement. If the Company fails to timely file or have such shelf registration statement declared effective, the Company will be required to pay additional interest on the Notes. The Company has also agreed, subject to certain exceptions, not to issue any of its common stock or securities convertible into or exchangeable for its common stock for a period of 90 days without the consent of UBS Securities LLC.

The Notes

Interest payments, redemption and acceleration. The rights of the Notes are set forth in an indenture that the Company, the Initial Purchasers and U.S. Bank as trustee executed at the Closing of the sale of the Notes. Interest is payable on the Notes semi-annually in arrears beginning December 15, 2005. In addition to the coupon interest of 3.25%, additional interest of 0.225% of the market value of the Notes may be required to be paid per six month period beginning June 15, 2011 if the market value of the Notes during a specified period is 120% or more of the Notes’ principal value. The Notes may be redeemed, in whole or in part, at the Company’s option on or after June 15, 2011, at 100% of the principal amount plus any accrued and unpaid interest. In addition, the holders of the Notes may require the Company to repurchase all or a portion of the Notes for 100% of the principal amount, plus any accrued and unpaid interest, on June 15, 2011, 2015 and 2020. Prepayment of amounts due under the Notes will be accelerated in the event of bankruptcy or insolvency, and may be accelerated by the trustee or holders of 25% of the Notes’ principal value upon default of payment of principal or interest when due for over thirty days, the Company’s default on its conversion or repurchase obligations, failure of the Company to comply with any of its other agreements in the Notes or indenture, or upon cross-default by the Company or a significant subsidiary for failure to make a payment at maturity or the acceleration of other debt of the Company or a significant subsidiary, in either case exceeding $50 million.

Conditions to conversion. The Notes will be convertible into cash and, if applicable, shares of the Company’s common stock at an initial conversion rate, subject to adjustment, of 10.1780 shares per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $98.25 per share), only under certain circumstances. Such circumstances include the closing sale price of the Company’s stock exceeding 125% of the conversion price for a specified period, the trading price of the Notes being below 97% of the conversion value of the Notes during a specified period, certain corporate transactions occurring or the Company calling the Notes for redemption.

Settlement upon conversion. Upon conversion, the Company will only issue shares of its common stock if and only to the extent that the conversion value exceeds the principal amount of the Notes, where conversion value is the conversion rate then in effect multiplied by the market price of the Company’s common stock price for a specified period. The Company will deliver cash upon conversion for the lesser of the conversion value or the principal amount of the Notes.

Adjustment of conversion rate. If Notes are surrendered for conversion in connection with certain fundamental changes that occur before June 15, 2011, holders may be entitled to an increase in the conversion rate for Notes surrendered for conversion in connection with such fundamental changes unless the Company elects to change its conversion obligation to provide for conversion of the Notes into shares of an acquiring company’s common stock.

The foregoing description does not purport to be a complete description of the Notes, the rights of the holders of the Notes, the parties’ rights and obligations under the Purchase Agreement or the transactions contemplated thereby. Such description is qualified in its entirety by the terms of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and the indenture, which the Company expects to file with the SEC.

Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. UNREGISTERED SALE OF EQUITY SECURITIES.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01. OTHER EVENTS.

On June 15, 2005, the Company issued a press release announcing that the Initial Purchasers had exercised in full their option to purchase an additional $25 million of the Notes to cover over-allotments. The press release is attached as Exhibit 99.1 to this Current Report of Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits.

Exhibit	Description
99.1	3.25% Convertible Subordinated Notes due 2025, Purchase Agreement, dated June 14, 2005.

99.2	Invitrogen Corporation press release dated June 15, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invitrogen Corporation

Date: June 20, 2005	By:	/s/ John A. Cottingham
John A. Cottingham
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	3.25% Convertible Subordinated Notes due 2025, Purchase Agreement, dated June 14, 2005.

99.2	Invitrogen Corporation press release dated June 15, 2005.